UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 6, 2017

Houlihan Lokey, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37537	95-2770395
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10250 Constellation Blvd., 5th Floor, Los Angeles, CA		90067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 310-788-5200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Recent Developments

Primary Offering of Class A Common Stock to Fund Repurchase of Common Stock and Secondary Offering of Class A Common Stock

On February 6, 2017, Houlihan Lokey, Inc. (“we,” “us,” “our,” or the “Company”) announced an underwritten public offering (the “Offering”) of 10,000,000 shares of our Class A common stock, consisting of 7,500,000 shares offered by us and 2,500,000 shares offered by certain of our former and current employees and members of management (collectively, the “Selling Stockholders”). The underwriters are expected to be granted a 30-day option to purchase up to an additional 1,500,000 shares of Class A common stock from us and the Selling Stockholders.

We intend to use the net proceeds that we receive from the Offering, after deducting estimated underwriting discounts and commissions, but before estimated offering expenses, to acquire in April 2017 a number of shares of our outstanding Class B common stock equal to the number of shares of Class A common stock sold by us in the Offering (including any shares sold pursuant to the underwriters’ option to purchase additional shares) from an affiliate of ORIX USA Corporation at a price per share equal to the price per share at which the Class A common stock is sold in the Offering, after deducting underwriting discounts and commissions.

We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Stockholders in the Offering.

The Offering is being made pursuant to an effective shelf registration statement, including a prospectus and related prospectus supplement, filed with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction.

Common Stock Dividend

On February 1, 2017, our board of directors declared a regular quarterly cash dividend of $0.20 per share of Class A and Class B common stock. The dividend will be paid on March 15, 2017 to stockholders of record as of the close of business on March 3, 2017.

Class A Common Stock Repurchase Program

On February 1, 2017, our board of directors approved a Class A common stock share repurchase program pursuant to which, subject to the closing of the Offering, we may, from time to time, purchase shares of our Class A common stock having an aggregate purchase price of up to $50.0 million in open market or negotiated transactions. Any shares of Class A common stock repurchased through this program are expected to be retired.

Accelerated Vesting of Restricted Stock Awards

On February 1, 2017, our board of directors approved the acceleration of the vesting of restricted stock awards covering 1,907,890 shares of our Class B common stock granted under our 2006 Incentive Compensation Plan and 2016 Incentive Compensation Plan. The vesting of such awards will be accelerated such that the portion of each such award that originally was scheduled to vest on April 30, 2017 instead shall vest on the closing date of the Offering. In connection with such accelerated vesting, our board of directors also approved the net settlement of such awards to satisfy tax withholding obligations. Certain of the shares of Class A common stock to be sold by the Selling Stockholders in the Offering will be shares granted pursuant to the awards for which the vesting is being accelerated, as described above. As explained further in our Form 10-Q for the fiscal quarter ended December 31, 2016, pursuant to ASU No. 2016-09, Compensation — Stock Compensation (issued by the FASB in March 2016 and effective for the Company in fiscal 2018), if these stock awards vested on April 30, 2017, we expected to record a non-cash reduction in tax expense in fiscal 2018 upon such vesting based on the stock price on April 30, 2017. Instead, we will reflect an adjustment in additional paid in capital in the fourth quarter of fiscal 2017 as a result of the acceleration of the vesting event on the closing of the Offering.

Forward-Looking Statements

This current report on 8-K contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond Houlihan Lokey, Inc.’s control and could materially affect actual results, performance, or achievements. For a further description of such factors, you should read the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2017	Houlihan Lokey, Inc.

	By:	/s/ J. Lindsey Alley
Name: J. Lindsey Alley
Position: Chief Financial Officer